UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
March 25, 2014
Cyan, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35904	20-5862569
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)
1383 N. McDowell Blvd., Suite 300, Petaluma, California 94954
(Address of principal executive offices, including ZIP code)
(707) 735-2300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) and (e)

On March 26, 2014, Cyan, Inc. (the “Company”) announced the appointment of Jeffrey G. Ross as Chief Financial Officer of the Company, also serving as the principal accounting and financial officer. Mr. Ross will be replacing Michael W. Zellner who resigned from such position.

Mr. Ross, age 49, most recently served as Chief Financial Officer of Velti plc, a provider of mobile marketing and advertising technology and solutions, a position he held from January 2013 until December 2013. Prior to joining Velti, Mr. Ross was Senior Vice President and Chief Financial Officer of Sybase, Inc. an enterprise software and services company, from November 2007 until June 2012. From August 2004 to November 2007 he served as Corporate Controller of Sybase. Mr. Ross does not have any family relationship with any of the Company's directors or executive officers. Mr. Ross has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Section 404(a) of Regulation S-K.

In connection with Mr. Ross’s appointment, on March 25, 2014, the Company and Mr. Ross entered into an offer letter agreement (the “Offer Letter”), which provides that as Chief Financial Officer, Mr. Ross will receive an annual base salary of $350,000 and an annual target bonus opportunity of up to 50% of his base salary. In addition, the Offer Letter provides that, subject to the approval of the Compensation Committee of the Company’s Board of Directors, Mr. Ross will receive an award of stock options to purchase 400,000 shares of the Company’s common stock. The options will be scheduled to vest as to 25% of the shares on the first anniversary of the date Mr. Ross becomes Chief Financial Officer and thereafter, in ratable monthly installments for 36 months. Vesting of the award is subject to Mr. Ross’s continued service with the Company through each relevant date.

As mentioned above, Mr. Zellner has resigned from his position as Chief Financial Officer. In connection with his resignation, under that certain Severance and Change in Control Agreement, dated April 11, 2013, pursuant to which Mr. Zellner will enter into a customary release with the Company, and provided he does not revoke such release, he will receive severance benefits consisting of: a lump sum payment equal to six months base salary, less applicable tax withholdings; a lump sum payment equal to 50% of his target bonus for 2014, less applicable tax withholdings; continuation health care coverage under COBRA for six months following the termination date; and accelerated vesting with respect to then-outstanding and unvested stock options that would have vested had Mr. Zellner remained employed for an additional six months following the termination date.

A copy of the press release issued by the Company announcing the appointment of Mr. Ross is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 8.01 Other Events.

As noted above, a copy of the press release issued by the Company announcing the appointment of Mr. Ross and providing certain updated revenue guidance for the quarter ending March 31, 2014 is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

10.1	Offer Letter by and between the Registrant and Jeffrey Ross dated March 25, 2014.
99.1	Press release, dated March 26, 2014.

The information in the press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 27, 2014	Cyan, Inc.

/s/ Kenneth M. Siegel
Kenneth M. Siegel Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Offer Letter by and between the Registrant and Jeffrey Ross dated March 25, 2014.
99.1	Press release, dated March 26, 2014.